The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus supplement and prospectus are not offers to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion

Preliminary Pricing Supplement dated July 29, 2019

Filed under 424(b)(3), Registration Statement No. 333-232862-01

Pricing Supplement No. 1 - Dated Monday, July 29, 2019 (To: Prospectus Dated July 26, 2019, and Prospectus Supplement Dated July 26, 2019)

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking
26054LJ61		100%	1.250%		2.450%	Semi-Annual	08/15/2024	02/15/2020	$12.73	Yes	Senior Unsecured Notes

Redemption Information: Callable at 100.000% on 02/15/2020 and any time thereafter

Joint Lead Managers and Lead Agents: Incapital LLC                Agents: Citigroup, Morgan Stanley, Wells Fargo Advisors

The Dow Chemical Company InterNotes will be subject to redemption at the option of The Dow Chemical Company, in whole on the interest payment date occurring on 02/15/2020 and anytime thereafter at a redemption price equal to 100% of the principal amount of the The Dow Chemical Company InterNotes plus accrued interest thereon, if any, upon not less than 10 days nor more than 60 days prior notice to the noteholder and the trustee, as described in the prospectus.

Investment advisers purchasing for the account of their advisory clients and selected dealers purchasing on an agency basis or for their own accounts on a principal or riskless principal basis, may be offered Notes at a 0.8500% discount to the public offering rate. Notes purchased by selected dealers in level-fee and retirement accounts may be sold to such accounts at a discount up to 0.8500% to the public offering price, thereby not retaining any portion of the discount as compensation.

26054LJ79		100%	1.800%		3.150%	Semi-Annual	08/15/2029	02/15/2020	$16.36	Yes	Senior Unsecured Notes

Redemption Information: Callable at 100.000% on 02/15/2020 and any time thereafter

Joint Lead Managers and Lead Agents: Incapital LLC                Agents: Citigroup, Morgan Stanley, Wells Fargo Advisors

The Dow Chemical Company InterNotes will be subject to redemption at the option of The Dow Chemical Company, in whole on the interest payment date occurring on 02/15/2020 and anytime thereafter at a redemption price equal to 100% of the principal amount of the The Dow Chemical Company InterNotes plus accrued interest thereon, if any, upon not less than 10 days nor more than 60 days prior notice to the noteholder and the trustee, as described in the prospectus.

Investment advisers purchasing for the account of their advisory clients and selected dealers purchasing on an agency basis or for their own accounts on a principal or riskless principal basis, may be offered Notes at a 1.2500% discount to the public offering rate. Notes purchased by selected dealers in level-fee and retirement accounts may be sold to such accounts at a discount up to 1.2500% to the public offering price, thereby not retaining any portion of the discount as compensation.

26054LJ87		100%	3.150%		4.250%	Semi-Annual	08/15/2049	02/15/2020	$22.08	Yes	Senior Unsecured Notes

Redemption Information: Callable at 100.000% on 02/15/2020 and any time thereafter

Joint Lead Managers and Lead Agents: Incapital LLC                Agents: Citigroup, Morgan Stanley, Wells Fargo Advisors

The Dow Chemical Company InterNotes will be subject to redemption at the option of The Dow Chemical Company, in whole on the interest payment date occurring on 02/15/2020 and anytime thereafter at a redemption price equal to 100% of the principal amount of the The Dow Chemical Company InterNotes plus accrued interest thereon, if any, upon not less than 10 days nor more than 60 days prior notice to the noteholder and the trustee, as described in the prospectus.

Investment advisers purchasing for the account of their advisory clients and selected dealers purchasing on an agency basis or for their own accounts on a principal or riskless principal basis, may be offered Notes at a 2.4000% discount to the public offering rate. Notes purchased by selected dealers in level-fee and retirement accounts may be sold to such accounts at a discount up to 2.4000% to the public offering price, thereby not retaining any portion of the discount as compensation.

The Dow Chemical Company 2211 H. H. Dow Way Midland, Michigan 48674

Trade Date: Monday, August 5, 2019 @ 12:00 PM ET

Settle Date: Thursday, August 8, 2019

Minimum Denomination/Increments: $1,000.00/$1,000.00

Initial trades settle flat and clear SDFS: DTC Book Entry only

DTC Number 0235 via RBC Dain Rauscher Inc

If the maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes® is a registered trademark of Incapital Holdings LLC. All Rights Reserved.

The Dow Chemical Company The Dow Chemical Company InterNotes